Exhibit 10.7 Employment Agreement between F&M Bancorp, Home Federal Savings Bank and Richard W. Phoebus, Sr.

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

        This Confidentiality and Non-Competition Agreement is made this 3O±~day of April, 2001 between F&M Bancorp, a Maryland corporation, Home Federal Savings Bank, a savings bank (together or separately hereinafter referred to as the "Employers") and Richard W. Phoebus, Sr., (the "Executive").

        WHEREAS, the Executive is presently an executive officer of the Employers; and

        WHEREAS, in order to secure the Executive's agreement to certain confidentiality and non-competition provisions, the parties desire to specify the monetary sums which shall be due the Executive at the time the Executive's employment with the Employers is terminated; and

        WHEREAS, the parties entered into an "Agreement" dated November 16, 1999, which said agreement shall be superseded and replaced with this Confidentiality and Non-Competition Agreement.

        NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereby agree as follows:

1.    November 1999 Agreement Superseded.

        The Agreement entered into by the parties on November 16, 1999 is superseded and replaced by this Agreement. The November 16, 1999 Agreement shall be of no further force or effect.

2.    Competition; Confidential Information.

        The Executive and the Employers recognize that due to the nature of his employment, and his relationship with Employers, the Executive has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of Employers and their affiliates, including, without limiting the generality of the foregoing, information with respect to their present and prospective services, systems, clients, customers, agents, and sales and marketing methods. The Executive acknowledges that such information has been and will be of central importance to Employer's business and that disclosure of it to or its use by others could cause substantial loss to Employers. The Executive and Employers also recognize that an important part of the Executive's duties has been to develop good will for Employers through his personal contact with clients of Employers and that there is a danger that this goodwill, a proprietary asset of Employers may follow the Executive if and when his relationship with Employers is terminated. The Executive accordingly agrees as follows:

          (a)  The Executive agrees that upon termination of his employment hereunder:

    (i)
    The Executive will not directly or indirectly accept employment within a radius of fifty (50) miles measured from 122-128 West Washington Street, Hagerstown, Maryland 21741-1179 with any other banking institution or affiliate thereof, or in connection with any employment outside of the fifty (50) mile radius solicit any of the banking business of clients or customers of the Employers or any of their affiliates for a period of eighteen months from the date of such termination.

    (ii)
    The Executive will not in connection with any employment outside of the fifty (50) mile radius directly or indirectly solicit the banking business of any potential client who had been identified and discussed as such within the Employers by the time of such termination for a period of eighteen months from such termination. In the event that the Executive violates the provisions of this subparagraph without knowledge of such violation, upon notice from the Employers informing him of the nature of such violation, the Executive shall immediately terminate any actions which constitute such violation.

          (b)  The Executive shall not retain copies of any documents (including without limitation, customer lists) containing any such trade secrets or confidential or proprietary information of the Employers or their affiliates.

          (c)  It is recognized that damages in the event of breach of any provision of this paragraph 2 by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Employers, in addition to and without limiting any other remedy or right they may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach; and the Executive hereby waives any and all defenses he may have on the ground of the lack of competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Employers may have.

3.    Payment Upon Termination.

        Upon the Executive's termination, whether voluntary or involuntary, the Employers shall pay the Executive the sum of $238,255.20. Such payment shall be made in eighteen (18) equal monthly installments, beginning the first day of May, 2001.

4.    Mitigation; Exclusivity of Benefits.

          (a)  The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the date of termination or otherwise.

          (b)  The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5.    Assignability.

        The Employers may assign this Agreement and their rights hereunder to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

6.    Notice.

        For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers: F&M Bancorp
Attn.: Faye E. Cannon, President
P. 0. Box 518
Frederick, Maryland 21705

To the Executive: Richard W. Phoebus, Sr.
1419 Lindsay Lane
Hagerstown, Maryland 21742

7.    Amendment; Waiver.

        No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.    Controlling Law.

        The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland.

9.    Nature of Employment and Obligations.

          (a)  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which maybe payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

          (b)  The obligations of the Employers under the terms of this Agreement shall be enforceable by the Executive on the basis of the respective Employers' joint and severable liability.

10.  Headings.

        The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.  Validity.

        If any provision of this Agreement is held to be too broad or unreasonable in duration, geographical area or scope or character of restriction to be enforced, such provision shall be modified to the extent necessary in order that any such provision shall be legally enforceable to the fullest extent permitted by law, and the parties expressly authorize any court of competent jurisdiction to enforce any such provision to the fullest extent permitted by law.

12.  Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.  Regulatory Prohibition.

        Notwithstanding any other provisions of this Agreement to the contrary, the obligations of the Employers and the Executive hereunder shall be suspended or limited, as the case may be, in the event that the FDIC prohibits or limits, by regulation or order, any payment hereunder pursuant to Section 18(k) of the FDIA (12 U.S.C. § 1828(k)).

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:
F&M BANCORP, for itself and its
Subsidiary, Home Federal Savings Bank

	By:	Faye E. Cannon, President and Chief Executive Officer
Witness	By:	Richard W. Phoebus, Sr., Executive